Exhibit (b)

EXECUTION VERSION

July 10, 2019

UGI Corporation

Senior Credit Facilities

Commitment Letter

UGI Corporation

460 North Gulph Road

King of Prussia, PA 19406

Attention: Ted J. Jastrzebski,

Executive Vice President & Chief Financial Officer

Ladies and Gentlemen:

You (the “Borrower”) have requested that JPMorgan Chase Bank, N.A. (“JPMorgan”, and in its capacity as the sole lead arranger and sole bookrunner, the “Lead Arranger”), agree to arrange and syndicate senior, unsecured term loan facilities in an initial aggregate principal amount of up to $550,000,000 and a senior, unsecured revolving credit facility in an initial aggregate principal amount of up to $300,000,000 (together, the “Senior Credit Facilities”), that JPMorgan commit to provide a portion of the Senior Credit Facilities and that JPMorgan agree to serve as administrative agent for the Senior Credit Facilities.

The Lead Arranger is pleased to advise you that it agrees to act as sole lead arranger and sole bookrunner for the Senior Credit Facilities. Furthermore, (i) JPMorgan is pleased to advise you of its commitment to provide $150,000,000 of the aggregate principal amount of the Senior Credit Facilities on the hereinafter defined applicable Commitment Effective Date, to be allocated ratably to each of the Senior Credit Facilities, and (ii) JPMorgan is pleased to advise you of its agreement to use commercially reasonable efforts to assemble a syndicate of financial institutions identified by JPMorgan with your consent or identified by you and reasonably acceptable to JPMorgan (together with JPMorgan, the “Lenders”) to provide the balance of the necessary commitments for the Senior Credit Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet” and, together with this commitment letter, the “Commitment Letter”). It is a condition to JPMorgan’s commitment hereunder that the portion of the Senior Credit Facilities not being provided by JPMorgan shall be provided by the other Lenders.

1.	Titles and Roles

It is agreed that JPMorgan will act as the sole and exclusive administrative agent (the “Administrative Agent”) and that the Lead Arranger will act as the sole and exclusive lead arranger and sole bookrunner for the Senior Credit Facilities; provided, that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. It is further agreed that in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Credit Facilities, JPMorgan shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement. You agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and in the Fee Letter referred to below) will be paid in connection with the Senior Credit Facilities unless you and JPMorgan shall so agree.

2.	Syndication; Absence of Fiduciary Relationships

The Lead Arranger intends to syndicate the Senior Credit Facilities (including, with the Borrower’s consent, part of JPMorgan’s commitment hereunder in the event commitments received from the Lenders (including JPMorgan) exceed $850,000,000, in which case any such excess shall, at the option of JPMorgan and subject to the Borrower’s consent, reduce JPMorgan’s commitment hereunder, provided that JPMorgan shall be allocated at the largest commitment level among the Lenders on the closing of the Senior Credit Facilities but in any event not to exceed its commitment amount hereunder) to the Lenders. The Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist JPMorgan in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders at reasonable times, (c) the hosting, with the Lead Arranger, of one or more meetings of prospective Lenders at reasonable times and places as the Lead Arranger may reasonably request and (d) as set forth below, assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”). With your prior written consent, you hereby authorize the Lead Arranger and JPMorgan to download copies of the Borrower’s trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks, DebtDomain, SyndTrak, Clearpar or any other electronic platform chosen by the Lead Arranger to be their electronic transmission system (an “Electronic Platform”) established by the Lead Arranger to syndicate the Senior Credit Facilities and use the Borrower’s trademark logos on any confidential information memorandum, presentations and other marketing materials prepared in connection with the syndication of the Senior Credit Facilities (to which your consent is hereby given, solely with respect to such postings and use of trademark logos, for the period commencing on the date hereof through and ending on the latest Commitment Effective Date) or in any advertisements that the Lead Arranger or JPMorgan may place after the closing of the Senior Credit Facilities in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Borrower hereunder.

If requested, you will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. Before distribution of any Information Materials, you agree to execute and deliver to us a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower and any of its securities.

The Lead Arranger will manage (in consultation with you) all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders (it being understood that the institutions to be approached and the Lenders and their respective allocations of commitments shall be reasonably acceptable to you). The Lead Arranger will have no responsibility other than to arrange the syndication as set forth herein and the Lead Arranger is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Senior Credit Facilities (including in connection with determining the terms of the Senior Credit Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against the Lead Arranger or JPMorgan based on an alleged breach of fiduciary duty by such Lead Arranger or JPMorgan in connection with this Commitment Letter and the transactions contemplated hereby.

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You agree that JPMorgan and the Lead Arranger will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arranger or JPMorgan and you and your respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between JPMorgan and the Lead Arranger and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each of JPMorgan, the Lead Arranger, and, if applicable, their affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) each of JPMorgan, the Lead Arranger, and, if applicable, their affiliates, has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether JPMorgan, the Lead Arranger or any of their affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby and the Lead Arranger shall have no responsibility or liability to you with respect thereto, and (iii) the Lead Arranger is not advising the Borrower or any of its affiliates as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arranger shall have no responsibility or liability to the Borrower or any of its affiliates with respect thereto. Any review by the Lead Arranger of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lead Arranger and JPMorgan and their affiliates and shall not be on behalf of the Borrower or any of its affiliates.

3.	Information

To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger and JPMorgan all information with respect to the Borrower, its subsidiaries and the transactions contemplated hereby, including all written financial information and projections (the “Projections”) as the Lead Arranger or JPMorgan may reasonably request in connection with the arrangement and syndication of the Senior Credit Facilities. You hereby represent and covenant that (a) all written information (other than the Projections and information of a general economic or industry-specific nature) (the “Information”) that has been or will be made available to the Lead Arranger or JPMorgan by you or any of your representatives, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to JPMorgan or the Lead Arranger by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished; it being understood that Projections are not viewed as facts and that the actual results during the period or periods covered by the Projections may differ materially from projected results. If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. You understand that in arranging and syndicating the Senior Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

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4.	Fees

As consideration for JPMorgan’s commitments hereunder and the Lead Arranger’s agreement to perform the services described herein, you agree to pay to JPMorgan and the Lead Arranger the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter of even date herewith and delivered by you (the “Fee Letter”).

You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and JPMorgan. All fees payable hereunder and under the Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

5.	Conditions

JPMorgan’s commitment hereunder and the Lead Arranger’s agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, assets, operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, since September 30, 2018, (b) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections and Information resulting from our completion of a due diligence investigation of the Borrower and its subsidiaries) affecting the Borrower or the transactions contemplated hereby which, in our judgment, is inconsistent in a material and adverse manner with any Information disclosed to us prior to the date hereof or the Projections, (c) our satisfaction that prior to the latest Commitment Effective Date there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any subsidiary thereof (other than any financings being entered into by UGI Energy Services, LLC in connection with the Midstream Acquisition (as defined in the Term Sheet)), (d) the negotiation, execution and delivery on or before November 1, 2019 of Credit Documentation (as defined in the Term Sheet) satisfactory to JPMorgan and counsel to the Administrative Agent, (e) with respect to the Tranche A-1 Term Facility, the Tranche A-1 Commitment Termination Date (as defined in the Term Sheet) shall not have occurred, (f) with respect to the Tranche A-2 Term Facility, the Tranche A-2 Commitment Termination Date (as defined in the Term Sheet) shall not have occurred, (g) with respect to the Revolving Credit Facility, each of the Tranche A-1 Commitment Termination Date and the Tranche A-2 Commitment Termination Date shall not have occurred, and (h) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of JPMorgan’s commitments hereunder and of the Senior Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Lead Arranger, JPMorgan and the Borrower.

6.	Indemnity

You agree (a) to indemnify and hold harmless JPMorgan, the Lead Arranger and their respective affiliates and the respective officers, directors, employees, advisors, affiliates and agents of such persons

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(each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Senior Credit Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, (each a “Proceeding”) regardless of whether any indemnified person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or by any other person, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (x) arise from a dispute that does not involve any action or omission by you or any of your affiliates and is solely among the indemnified persons (other than any claims against an indemnified person in its capacity as Administrative Agent or Lead Arranger) or (y) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person or, pursuant to a claim brought by you against such indemnified person, for breach in bad faith of such indemnified person’s material obligations hereunder, and (b) to reimburse JPMorgan and the Lead Arranger, and their affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, electronic distribution expenses (including for use of Electronic Platforms), travel expenses and documented reasonable fees, charges and disbursements of Sidley Austin LLP, counsel to the Administrative Agent) incurred in connection with the Senior Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for (i) any damages arising from the use by others of Information or other materials obtained through electronic telecommunications or other information transmission systems (including an Electronic Platform or otherwise via the internet), other than for direct or actual damages resulting from the willful misconduct or gross negligence of such indemnified person as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any special, indirect, consequential or punitive damages in connection with the Senior Credit Facilities or its activities related thereto. You shall not be liable for any settlement of any Proceedings if such settlement was effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and related expenses by reason of such settlement or judgment in accordance with the foregoing.

7.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, employees, attorneys, accountants, agents and advisors who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) in the case of the Commitment Letter only, in public filings with the Securities and Exchange Commission or other governmental or regulatory authorities to the extent required by applicable law, (c) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law, court order, order of any administrative agency, regulation or any compulsory legal process or as requested by a governmental or regulatory authority having jurisdiction over you (in which case you agree, to the extent practicable and permitted by law, to inform us promptly thereof), (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter, (e) if the Lead Arranger consents to such proposed disclosure, (f) in the case of the Term Sheet and the existence of the Commitment Letter only, to any rating agency in connection with the transactions contemplated hereby and (g) you may disclose the existence of

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the Fee Letter and the fees contained therein as part of generic disclosure regarding fees and expenses in connection with any syndication of the Senior Credit Facilities without disclosing any specific fees set forth therein, or on a redacted basis in a manner reasonably acceptable to the Lead Arranger or for customary accounting purposes, including accounting for deferred financing costs.

JPMorgan agrees that it shall use all information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided, that nothing herein shall prevent JPMorgan or its affiliates from disclosing any such information (a) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law, court order, order of any administrative agency, regulation or any compulsory legal process or as requested by a governmental or regulatory authority (in which case JPMorgan agrees, to the extent practicable and permitted by law, to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over JPMorgan or any of its affiliates (in which case JPMorgan agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and permitted by law, to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by JPMorgan, or any of its affiliates in violation of this Commitment Letter, (d) to the extent that such information is received by JPMorgan from a third party that is not to JPMorgan’s knowledge subject to confidentiality obligations to you, (e) to the extent that such information is independently developed by JPMorgan or its affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to JPMorgan’s affiliates and to JPMorgan’s and such affiliates’ employees, legal counsel, independent auditors and other experts, advisors or agents (collectively, the “Representatives”) who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information (provided, that JPMorgan shall be responsible for its affiliates and Representatives’ compliance with this paragraph), (g) in connection with the exercise of any remedies hereunder or any suit, action, proceeding, or claim relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby or enforcement hereof or thereof, (h) solely with respect to information pertaining to the Senior Credit Facilities, that is routinely provided by arrangers, to data service providers, including league table providers, that serve the lending industry, (i) to prospective Lenders, participants or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (j) to ratings agencies in connection with the transactions contemplated hereby; provided that the disclosure of any such information to prospective Lenders, participants or contractual counterparties, in each case referred to in clause (i) above, shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant or counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and JPMorgan in accordance with the standard syndication processes of JPMorgan or customary market standards for dissemination of such type of information); provided further that the foregoing obligations of JPMorgan shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date of execution of the Credit Documentation at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

8.	Affiliate Activities; Sharing of Information

You acknowledge that JPMorgan, the Lead Arranger and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither JPMorgan nor the Lead Arranger will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection

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with the performance by JPMorgan and the Lead Arranger of services for other companies, and will not furnish any such information to other companies. You also acknowledge that JPMorgan and the Lead Arranger have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, JPMorgan may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by JPMorgan or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

JPMorgan and the Lead Arranger may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits of JPMorgan or the Lead Arranger hereunder.

9.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of JPMorgan and the Lead Arranger (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMorgan and the Lead Arranger. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. The Borrower hereby irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan (or, if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Nothing in this Commitment Letter shall affect any right that the Lead Arranger or JPMorgan may otherwise have to bring any action of proceeding relating to this Commitment Letter, the Term Sheet or the Fee Letter against the Borrower or its properties in the courts of any jurisdiction. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York, Borough of Manhattan.

JPMorgan and the Lead Arranger hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you and

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your subsidiaries, which information may include your name, address, tax identification number and other information that will allow JPMorgan and the Lead Arranger and each of the Lenders to identify you and your subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for JPMorgan, the Lead Arranger and each of the Lenders and each of their respective affiliates.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMorgan’s commitment hereunder in accordance with the terms of this Commitment Letter, except to the extent such compensation, reimbursement, indemnification and confidentiality (other than with respect to the Fee Letter which shall be subject to the confidentiality provisions therein) provisions are covered by provisions in the applicable Credit Documentation.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to JPMorgan executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on July 10, 2019. JPMorgan’s commitment and the Lead Arranger’s agreements herein will expire at such time in the event JPMorgan has not received such executed counterparts in accordance with the immediately preceding sentence.

[Signature Page Follows]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Helen D. Davis
Name: Helen D. Davis
Title: Authorized Officer

Accepted and agreed to as of the date first written above by:

UGI CORPORATION

By:	/s/ Ted J. Jastrzebski
Name: Ted J. Jastrzebski
Title: Chief Financial Officer

Signature Page to Commitment Letter

Exhibit A

UGI CORPORATION

SENIOR CREDIT FACILITIES

Summary of Terms and Conditions

July 10, 2019

I.	Parties

	Borrower:	UGI Corporation (the “Borrower”).

	Guarantors:	None.

	Sole Lead Arranger and Sole Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMorgan” and, in such capacity, the “Lead Arranger”).

	Administrative Agent:	JPMorgan (in such capacity, the “Administrative Agent”).

	Syndication Agent:	[TBD] (“[__]” and, in such capacity, the “Syndication Agent”)

	Documentation Agent:	[TBD] (“[__]” and, in such capacity, the “Documentation Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan, arranged by the Lead Arranger (collectively, the “Lenders”).

II.	Revolving Credit Facility

	Type and Amount of Revolving Credit Facility:	Five-year revolving credit facility (the “Revolving Credit Facility”) in an amount of up to $300,000,000 (the loans thereunder, the “Revolving Credit Loans”).

	Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date (as defined below) and ending on the fifth anniversary of the Initial Commitment Effective Date (as defined below) (the “Revolving Credit Termination Date”).

	Letters of Credit:	A portion of the Revolving Credit Facility not in excess of $10,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan or other Lenders acceptable to the Administrative Agent and the Borrower (the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five (5) business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

	Maturity:	The Revolving Credit Termination Date.

	Purpose:	The proceeds of the Revolving Credit Loans shall be used (i) to finance the acquisition of a portion of the issued and outstanding public common units of AmeriGas Partners, L.P. not currently owned indirectly by the Borrower pursuant to that certain Agreement and Plan of Merger, dated as of April 1, 2019, by and among UGI Corporation, AmeriGas Propane, Inc., AmeriGas Propane Holdings, Inc., AmeriGas Propane Holdings, LLC and AmeriGas Partners, L.P. (as in effect as of April 1, 2019, the “AmeriGas Acquisition Agreement”) and related fees and expenses (collectively, the “AmeriGas Acquisition”), (ii) to finance the acquisition of 100% of the outstanding membership interests in Columbia Midstream Group, LLC from Columbia Midstream & Minerals Group, LLC (the “Seller”) pursuant to the Purchase and Sale Agreement dated as of July 2, 2019 among the Seller, UGI Energy Services, LLC, the Borrower and TransCanada PipeLine USA Ltd. (as in effect as of July 2, 2019, the “Midstream Acquisition Agreement”) and related fees and expenses (collectively, the “Midstream Acquisition”) and (iii) for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

III.	Term Facilities

	Type and Amount of Term Facilities:	(i) A five-year term loan facility (the “Tranche A-1 Term Facility”) in an amount of up to $250,000,000 (the loans thereunder, the “Tranche A-1 Term Loans”) and (ii) a three-year term loan facility (the “Tranche A-2 Term Facility”, and together with the Tranche A-1 Term Facility, the “Term Facilities”; and the Term Facilities together with the Revolving Credit Facility, the “Senior Credit Facilities”) in an amount of up to $300,000,000 (the loans thereunder the “Tranche A-2 Term Loans”, and together with the Tranche A-1 Term Loans, the “Term Loans”).

	Availability:	From and after the date of the execution and delivery of the definitive documentation for the Senior Credit Facilities by the parties thereto, each Term Facility will be available in a single drawing in U.S. Dollars on the applicable Commitment Effective Date with respect to such Term Facility. Amounts borrowed under any Term Facility that are repaid or prepaid may not be reborrowed.

	Maturity Date:	The Tranche A-1 Term Facility will mature on the day that is five (5) years after the Tranche A-1 Commitment Effective Date with respect to such Term Facility. The Tranche A-2 Term Facility will mature on the day that is three (3) years after the Tranche A-2 Commitment Effective Date. The aggregate outstanding principal amount of the Term Loans under each Term Facility will be repayable at maturity of such Term Facility.

Amortization:

The Tranche A-1 Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to the percentage set forth below of the original principal amount of the Tranche A-1 Term Facility:

Year 1:    0%

Year 2:    0%

Year 3:    0%

Year 4:    15%

Year 5:    15%

The Tranche A-2 Term Loans will have no amortization.

	Purpose:	The proceeds of the Tranche A-1 Term Facility shall be used for funding the AmeriGas Acquisition. The proceeds of the Tranche A-2 Term Facility shall be used for the funding of the Midstream Acquisition.

IV.	[RESERVED]

V.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Tranche A-1 Term Loans shall be applied to the remaining amortization payments under the Tranche A-1 Term Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Mandatory Prepayments:

Revolving Credit Loans will be required to be prepaid if the aggregate revolving credit exposure under the Revolving Credit Facility exceeds the aggregate commitments thereunder. In addition, the Credit Documentation will contain a mandatory prepayment provision that will require a prepayment of amounts outstanding under the Term Facilities on a pro rata basis:

(a) at any time the Net Leverage Ratio (as defined below and calculated as of the last day of the previous fiscal quarter for which financial statements were required to have been delivered) is greater than or equal to 3.75 to 1.00, with 100% of the net cash proceeds from a sale or transfer of the equity interests of any of UGI Utilities, Inc., UGI Energy Services, LLC, AmeriGas Partners, L.P. and UGI International, LLC (collectively, the “Specified Subsidiaries”); and

(b) with 100% of the net cash proceeds from the issuance of any indebtedness not permitted to be incurred under the Credit Documentation.

With respect to the Tranche A-1 Term Facility, such mandatory prepayments shall be applied pro rata to the remaining scheduled principal installments thereafter of the Tranche A-1 Term Loans.

VI.	Certain Conditions

	Initial Conditions to Closing:	The closing and effectiveness of the Credit Documentation shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before November 1, 2019; it being understood and agreed that the commitments of the Lenders under the Senior Credit Facilities shall not be effective unless and until the occurrence of the applicable Commitment Effective Date (as defined below):

(a) The Borrower shall have executed and delivered satisfactory definitive financing documentation with respect to the Senior Credit Facilities (the “Credit Documentation”) (it being understood and agreed that, except as expressly set forth herein or as otherwise mutually agreed, the Credit Documentation shall contain provisions substantially similar to those set forth in that certain Second Amended and Restated Credit Agreement dated as of February 29, 2016, by and among the UGI Energy Services, LLC, the lenders party thereto and JPMorgan, as administrative agent (as amended prior to the Closing Date, the “Existing UGI Energy Services Credit Agreement”), with only such changes modifications that are necessary or appropriate to (i) reflect the terms of this term sheet, (ii) reflect any changes in law or accounting standards since the date of the Existing UGI Energy Services Credit Agreement, (iii) reflect the Administrative Agent’s current agency and back-office practices and operations (including, without limitation, the Administrative Agent’s customary provisions in respect of the discontinuation of LIBOR), as reasonably agreed to by the Borrower, (iv) the documentation and policy requirements of the Administrative Agent and the Lenders, (v) take into account the capital structure and the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, geographic locations, industry, business, business practice, and operations and (vi) effect such other changes as are mutually agreeable to the parties to the Credit Documentation).

(b) The Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

(c) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower, and of each of the Specified Subsidiaries, for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower and of each Specified Subsidiary for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) satisfactory quarterly consolidated and consolidating income statements through and including the Borrower’s 2022 fiscal year and a satisfactory annual consolidated balance sheet and cash flow statement projections through and including the Borrower’s 2022 fiscal year, in each case, based on the 2019 fiscal year budget and the plans for 2020 through 2022 plans, as adjusted for the AmeriGas Acquisition and the Midstream Acquisition and associated distributable cash flow, EBITDA projections, pro forma adjustments, adjustments for dividends by the Borrower, debt reductions and deferred taxes, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(d) The Administrative Agent shall have received such legal opinions, documents, certificates and other instruments consistent in form and substance with those delivered in connection with the Existing UGI Energy Services Credit Agreement.

(e) The Administrative Agent shall have completed all business due diligence, and the Administrative Agent’s and the Lead Arranger’s counsel shall have completed all legal due diligence.

(f) The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information regarding the Borrower requested at least ten (10) business days prior to the Closing Date in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(g) The Administrative Agent and each requesting Lender shall have received, at least five (5) days prior to the Closing Date, in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrower if requested at least ten (10) business days prior to the Closing Date in a form reasonably satisfactory to the Administrative Agent and each requesting Lender.

Initial Conditions to Commitment Effectiveness:	The effectiveness of the Lenders’ commitments under the Senior Credit Facilities and the borrowings under the applicable Term Facilities and availability of the Revolving Credit Facility shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such applicable conditions precedent shall be satisfied, (i) with respect to the satisfaction in respect of the Tranche A-1 Term Facility (which shall require the satisfaction of clauses (a) through (g) below), the “Tranche A-1 Commitment Effective Date”, (ii) with respect to the satisfaction in respect of the Tranche A-2 Term Facility (which shall require the satisfaction of clauses (a), (b) and (h) through (l) below), the “Tranche A-2 Commitment Effective Date” (and each of the Tranche A-1 Commitment Effective Date, the Tranche A-2 Commitment Effective Date and the Initial Commitment Effective Date being a “Commitment Effective Date”), and (iii) with respect to the Revolving Credit Facility, the earliest to occur of clause (i) and (ii), the “Initial Commitment Effective Date”) on or before November 1, 2019:

(a) The Closing Date shall have occurred.

(b) The Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the applicable Commitment Effective Date.

(c) The Lenders shall have received satisfactory unaudited interim consolidated financial statements of the Borrower and of each Specified Subsidiary for each quarterly period ended more than 45 days before the Tranche A-1 Commitment Effective Date for which financial statements have not been delivered pursuant to clause (c) of “Initial Conditions to Closing” section above, including a balance sheet as of the end of such latest quarterly period and pro forma for the AmeriGas Acquisition.

(d) The Administrative Agent shall have received evidence that the AmeriGas Acquisition shall have been consummated pursuant to and on the terms set forth in the AmeriGas Acquisition Agreement.

(e) Since September 30, 2018, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a “Partnership Material Adverse Effect” (as defined in the AmeriGas Acquisition Agreement).

(f) The Administrative Agent shall have received a solvency certificate from the chief financial officer or chief financial officer of the Borrower to the effect that the Borrower and its subsidiaries, taken as a whole on a consolidated basis and pro forma for the AmeriGas Acquisition, will be solvent.

(g) The Tranche A-1 Commitment Termination Date shall not have occurred. “Tranche A-1 Commitment Termination Date” shall mean the first to occur of (i) the consummation of the AmeriGas Acquisition without the use of the Tranche A-1 Term Facility, (ii) the termination of the AmeriGas Acquisition Agreement in accordance with its terms, (iii) public announcement of the abandonment or termination by the Borrower of the definitive documentation for the AmeriGas Acquisition, including the AmeriGas Acquisition Agreement, and (iv) November 1, 2019.

(h) The Lenders shall have received satisfactory unaudited interim consolidated financial statements of the Borrower and of each Specified Subsidiary for each quarterly period ended more than 45 days before the Tranche A-2 Commitment Effective Date for which financial statements have not been delivered pursuant to clause (c) of “Initial Conditions to Closing” section above, including a balance sheet as of the end of such latest quarterly period and pro forma for the Midstream Acquisition.

(i) The Administrative Agent shall have received evidence that the Midstream Acquisition shall have been consummated pursuant to and on the terms set forth in the Midstream Acquisition Agreement.

(j) Since May 31, 2019, there shall have not been any “Material Adverse Effect” (as defined in the Midstream Acquisition Agreement).

(k) The Administrative Agent shall have received a solvency certificate from the chief financial officer or chief financial officer of the Borrower to the effect that the Borrower and its subsidiaries, taken as a whole on a consolidated basis and pro forma for the Midstream Acquisition, will be solvent.

(l) The Tranche A-2 Commitment Termination Date shall not have occurred. “Tranche A-2 Commitment Termination Date” shall mean the first to occur of (i) the consummation of the Midstream Acquisition without the use of the Tranche A-2 Term Facility, (ii) the termination of the Midstream Acquisition Agreement in accordance with its terms, (iii) public announcement of the abandonment or termination by the Borrower of the definitive documentation for the Midstream Acquisition, including the Midstream Acquisition Agreement, and (iv) November 1, 2019.

	On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations and warranties) being true and correct in all material respects (or, to the extent otherwise qualified by materiality, in all respects) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, (b) the validity or enforceability of any of the Credit Documentation, (c) the ability of the Borrower to perform any of its obligations under the Credit Documentation or (d) the rights or remedies of the Administrative Agent and the Lenders under the Credit Documentation.

VII.	Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed reasonably appropriate by the Lenders, with customary baskets, materiality thresholds and grace periods to be mutually agreed upon, including without limitation:

	Representations and Warranties:	Financial statements; absence of undisclosed liabilities; no material adverse change since September 30, 2018; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; solvency and accuracy of disclosure; and anti-corruption laws, sanctions and 31 C.F.R. § 1010.230 (beneficial ownership requirements for legal entity customers), including policies and procedures with respect thereto; EEA financial institutions.

	Affirmative Covenants:	Delivery (with deemed delivery to the extent publicly accessible) of financial statements (which shall include a requirement for delivery (with deemed delivery to the extent publicly accessible) of annual and quarterly consolidated financial statements for each of the Borrower and each Specified Subsidiary), shareholder reports and other items publicly filed with the SEC, annual consolidated projections for each of the Borrower and each Specified Subsidiary consistent with such company’s annual budget and plan, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including environmental laws, implementation and maintenance of policies and procedures in respect of anti-corruption laws, sanctions and beneficial ownership requirements for legal entity customers) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; and use of proceeds (including in respect of anti-corruption laws and sanctions).

Financial Covenants:

The Borrower will comply with the following financial covenants (with definitions to be mutually agreed upon):

-  Net Leverage Ratio. The Borrower shall maintain as of the last day of each fiscal quarter (other than any such fiscal quarter within an Acquisition Period) a ratio of Consolidated Net Indebtedness at such time to consolidated EBITDA for the four fiscal quarter period then ending of not more than (a) 4.50 to 1.00, stepping down to 4.25 to 1.00 on June 30, 2021, and to 4.00 to 1.00 on June 30, 2022, and (b) 0.50 greater than the then effective maximum net leverage ratio (but in any event not greater than 4.875 to 1.00) during any fiscal quarter during an Acquisition Period. “Consolidated Net Indebtedness” shall mean an amount equal to (i) consolidated indebtedness of the Borrower and its subsidiaries (excluding contingent obligations attributable to letters of credit, bankers’ acceptances and surety bonds at such time, in an aggregate amount not to exceed $250,000,000) minus (ii) domestic unrestricted cash, cash investments and short-term bank deposits held by the Borrower or the Borrower’s domestic subsidiaries (other than operating companies) and included in the cash accounts listed on the consolidated balance sheet of the Borrower and its subsidiaries (“Cash and Cash Equivalents”) to the extent such Cash and Cash Equivalents shall exceed $50,000,000, but in an aggregate amount not to exceed $225,000,000. “Acquisition Period” means any period commencing on the date that any acquisition (whether by direct purchase, merger or otherwise and whether in a single transaction or series of related transactions) in which the value of the assets acquired is greater than or equal to $250,000,000 (any such acquisition is referred to herein as a “Material Acquisition”) is consummated through and including the last day of the second full fiscal quarter following the date on which such acquisition is consummated; provided that (i) no Acquisition Period shall commence at any time a default or event of default shall have occurred and be continuing, (ii) if on or before September 30, 2019, the Borrower consummates more than one Material Acquisition, the Acquisition Period will be the period commencing on the date that such acquisition is consummated through and including the last day of the third full fiscal quarter following the date on which such acquisition is consummated, and (iii) there shall be at least two full fiscal quarters between any two Acquisition Periods; provided that for up three times during the term of the Senior Credit Facilities, only one full fiscal quarter between any two Acquisition Periods shall be required.

-  Interest Coverage Ratio. At all times other than during any period after the Election Date (as defined below) that the Borrower shall maintain ratings of its Index Debt of (i) Baa3 or BBB- from both of Moody’s and Fitch, or (ii) Baa2 or higher or BBB or higher from either Moody’s or Fitch, the Borrower shall maintain as of the last day of each fiscal quarter a ratio of consolidated EBITDA to consolidated interest expense, in each case for the four fiscal quarter period then ending, of not less than 3.50 to 1.00.

For the calculation of consolidated EBITDA, (i) any unrealized gains or losses on derivative instruments and any realized gains or losses on derivative instruments not associated with current period transactions which are included in net income shall be excluded but any realized gains/losses on derivative instruments which are settled and are associated with the relevant period shall remain included in net income, (ii) any net after-tax extraordinary, unusual or non-recurring gains or losses shall be excluded, (iii) any net after-tax gains or losses attributable to asset dispositions shall be excluded, (iv) any net after-tax gains or losses attributable to the early extinguishment of debt shall be excluded, (v) any non-cash expenses related to stock based compensation shall be excluded, and (vi) any transaction costs and expenses incurred in connection with the Senior Credit Facilities, acquisitions, dispositions, investment, issuance of equity, issuance, repayment, refinancing, amendment or modification of any debt, in each case, whether or not successful, all calculated for the Borrower and its subsidiaries in accordance with GAAP on a consolidated basis. Consolidated EBITDA will be adjusted on a pro forma basis for Material Acquisitions and material dispositions.

Financial covenants shall be calculated without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification of Financial Accounting Standard having a similar result or effect to value any indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein and without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

Negative Covenants:	Limitations on: indebtedness (which, for the avoidance of doubt, shall permit performance guaranties and guaranties with respect to surety bonds incurred in the ordinary course of business and similar bonding obligations and guaranties of swap and other hedging agreements incurred in the ordinary course of business and other scheduled debt to be mutually agreed) (which restrictions (i) with respect to the Borrower shall prohibit the incurrence of any indebtedness other than the Senior Credit Facilities, unless the Net Leverage Ratio is less than or equal to 3.875 to 1.00 (calculated as of the last day of the previous fiscal quarter for which financial statements were required to have been delivered, and after giving pro forma effect to such incurrence as of the first day of such period) and (ii) with respect to the Borrower’s subsidiaries shall require pro forma compliance with the Net Leverage Ratio (calculated as of the last day of the previous fiscal quarter for which financial statements were required to have been delivered, and after giving pro forma effect to such incurrence as of the first day of such period) upon the incurrence of any indebtedness by any such subsidiary); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of equity interests and investments, loans, advances, guarantees and acquisitions (provided that, in each case, no event of default shall have occurred and be continuing and the Borrower shall be in compliance with the Net Leverage Ratio (calculated as of the last day of the previous fiscal quarter for which financial statements were required to have been delivered, and after giving pro forma effect to such transaction); transactions with affiliates; sale and leasebacks; speculative swap and other hedging agreements; changes in fiscal year; restrictive agreements limiting the incurrence of liens or making distributions by subsidiaries; and changes in lines of business.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five (5) business days; material inaccuracy of representations and warranties; Credit Documentation ceasing to be in full force and effect or any party thereto so asserting; violation of covenants (subject, in the case of certain affirmative covenants as set forth in the Existing UGI Energy Services Credit Agreement, to a 30-day grace period); cross-default in respect of indebtedness and swap obligations of the Borrower or any Subsidiary in excess of $100,000,000 (subject to any grace period applicable thereto contained in any document relating to such indebtedness or swap obligation); bankruptcy events; certain ERISA events; undischarged judgments in excess of $100,000,000; and a customary change of control provision (including the Borrower ceasing to own at least 51% of the equity interests of the Specified Subsidiaries, and 51% of any material subsidiary (to be defined as any acquired or created subsidiary holding, directly or indirectly, more than 15% of the assets, or generating more than 15% of the revenue, of the Borrower and its subsidiaries on a consolidated basis)).

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Term Loans, Revolving Credit Loans, participations in Letters of Credit and unused commitments under the Senior Credit Facilities, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages or pro rata sharing provisions.

Assignments and Participations:	The Lenders shall be permitted to assign to certain eligible assignees all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) business days after having received notice thereof), unless (i) the assignee is a Lender or an affiliate of a Lender or (ii) an Event of Default has occurred and is continuing, (b) the Administrative Agent and (c) in the case of assignments of Revolving Credit Loans only, the Issuing Lender. In the case of partial assignments (other than to another Lender, or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments.

The Lenders shall also be permitted to sell participations in their Loans to certain eligible participants. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions (up to the amounts receivable by the applicable participating Lender in respect thereof). Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Senior Credit Facilities only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in withholding or other taxes, on the terms set forth in the Existing UGI Energy Services Credit Agreement with updates to reflect current market standards in respect of such provisions (including, in the case of increased costs, reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and JPMorgan and their affiliates associated with the syndication of the Senior Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the documented fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arrangers, the Lenders and their affiliates and the respective officers, directors, employees, advisors and agents of such persons will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party).

Defaulting Lenders and EU Bail-In:	The Credit Documentation will contain the Administrative Agent’s customary provisions in respect of defaulting lenders (which shall include the bankruptcy or insolvency of a Lender) and contractual recognition of EU bail-in.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and JPMorgan:	Sidley Austin LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“LIBO Rate” means, with respect to any Eurocurrency Loan for any applicable currency and for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Loan for any applicable currency and for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate for the relevant currency for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the federal funds effective rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the LIBO Rate.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees / Ticking Fees:	The Borrower shall pay (i) a commitment fee determined in accordance with the pricing grids attached hereto as Annex I-A on the average daily unused amount of the Revolving Credit Facility, commencing on the earlier of the 90th day after the Closing Date and the Initial Commitment Effective Date, and payable quarterly in arrears, (ii) a ticking fee determined in accordance with the pricing grids attached hereto as Annex I-A on the amount of the Tranche A-1 Term Facility, for the period, if any, commencing on the 90th day after the Closing Date (unless the Tranche A-1 Commitment Effective Date has already occurred at such time) and ending on the Tranche A-1 Commitment Effective Date, and payable quarterly in arrears and on the Tranche A-1 Commitment Effective Date, and (iii) a ticking fee determined in accordance with the pricing grids attached hereto as Annex I-A on the amount of the Tranche A-2 Term Facility, for the period, if any, commencing on the 90th day after the Closing Date (unless the Tranche A-2 Commitment Effective Date has already occurred at such time) and ending on the Tranche A-2 Commitment Effective Date, and payable quarterly in arrears and on the Tranche A-2 Commitment Effective Date.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.175 % per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Senior Credit Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

Applicable Margin (Leverage-Based)
Level	Net Leverage Ratio	Applicable LIBOR Margin for the Revolving Credit Facility and the Tranche A-1 Term Facility	Applicable ABR Margin for the Revolving Credit Facility and the Tranche A-1 Term Facility	Applicable Commitment Fee Rate for the Revolving Credit Facility/ Applicable Ticking Fee for the Tranche A-1 Term Facility	Applicable LIBOR Margin for Tranche A-2 Term Facility	Applicable ABR Margin for the Tranche A-2 Term Facility	Applicable Ticking Fee for the Tranche A-2 Term Facility

1	≤ 2.75:1:00	162.5 bps	62.5 bps	25.0 bps	137.5 bps	37.5 bps	22.5 bps

2	> 2.75:1.00 and ≤ 3.25:1.00	175.0 bps	75.0 bps	27.5 bps	150.0 bps	50.0 bps	25.0 bps

3	> 3.25:1.00 and ≤ 3.75:1.00	200.0 bps	100.0 bps	35.0 bps	175.0 bps	75.0 bps	32.5 bps

4	> 3.75:1.00 and ≤ 4.25:1.00	225.0 bps	125.0 bps	40.0 bps	200.0 bps	100.0 bps	37.5 bps

5	> 4.25:1.00	250.0 bps	150.0 bps	45.0 bps	225.0 bps	125.0 bps	42.5 bps

Applicable Margin (Ratings-Based)
Category	Index Debt Rating	Applicable LIBOR Margin for the Revolving Credit Facility and the Tranche A-1 Term Facility	Applicable ABR Margin for the Revolving Credit Facility and the Tranche A-1 Term Facility	Applicable Commitment Fee Rate for the Revolving Credit Facility/ Applicable Ticking Fee for the Tranche A-1 Term Facility	Applicable LIBOR Margin for the Tranche A-2 Term Facility	Applicable ABR Margin for the Tranche A-2 Term Facility	Applicable Ticking Fee for the Tranche A-2 Term Facility

1	Baa2 or BBB or above	137.5 bps	37.5 bps	25.0 bps	112.5 bps	12.5 bps	22.5 bps

2	Baa3 or BBB-	162.5 bps	62.5 bps	27.5 bps	137.5 bps	37.5 bps	25.0 bps

3	Ba1 or BB+	200.0 bps	100.0 bps	35.0 bps	175.0 bps	75.0 bps	32.5 bps

4	Ba2 or BB	225.0 bps	125.0 bps	40.0 bps	200.0 bps	100.0 bps	37.5 bps

5	Ba3 or BB- or Unrated or below	250.0 bps	150.0 bps	45.0 bps	225.0 bps	125.0 bps	42.5 bps

“Index Debt” means, as of any date, with respect to Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings (“Fitch”; and together with Moody’s, each a “Rating Agency”), the most recent rating publicly announced on or before such date by such rating agency for the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

In determining the applicable grid and the appropriate Level or Category, as applicable:

(A) at any time commencing on the Closing Date and prior to the Election Date, Applicable Margin and Commitment Fees shall be determined by reference to the grid titled “Applicable Margin (Leverage-Based)” as set forth above, and be based on the Leverage Ratio applicable at such time and the corresponding Level;

(B) at any time thereafter if the Borrower has ratings of its Index Debt (i) from both Rating Agencies of Baa3 and BBB, or (ii) from either Rating Agency of Baa2 or higher or BBB or higher, and the Borrower elects (which election shall be one-time, irrevocable and effective upon prior written notice from the Borrower to the Administrative Agent) that Applicable Margin and Commitment Fees shall be determined by reference to the grid titled “Applicable Margin (Ratings-Based)” as set forth above (the date of such election, the “Election Date”):

(i) at any time that the Borrower has a rating of its Index Debt from both Rating Agencies, the Category shall be determined (x) by reference to the Category in which both such ratings reside if such ratings both reside in the same Category, (y) if such ratings differ by one Category, by reference to the Category of the higher of the two ratings, or (z) if such ratings differ by two Categories, by reference to the Category one level above the Category of the lowest rating;

(ii) at any time that the Borrower has a rating of its Index Debt from only one Rating Agency, (x) if such Rating Agency is Moody’s, the Category shall be determined by reference to the Category in which such rating resides, and (y) if such Rating Agency is Fitch, it shall be deemed that there is a second rating that is Category 5 and the provisions of clause (i) above shall otherwise apply; and

(iii) at any time that the Borrower does not subsequently have a rating of its Index Debt from any Rating Agency, Category 5 shall apply.

Notwithstanding anything to the contrary set forth in this Annex I-A, for the period commencing on the Closing Date and ending on the date which financial statements for the fiscal year ending December 31, 2019, are delivered, Level V (or, if the Election Date has occurred, Category 5) shall apply.